Exhibit 99.1

N E W S  R E L E A S E

ATMEL BOARD OF DIRECTORS APPOINTS STEVEN LAUB
PRESIDENT AND CEO
San Jose, CA, August 7, 2006 . . . Atmel® Corporation (Nasdaq: ATML), announced today that its Board of Directors, by unanimous vote of the independent directors, has appointed Steven Laub, currently a director of Atmel and over 15-year industry veteran, as the Company’s President and Chief Executive Officer, effective immediately.
“We are pleased that Steve will share his knowledge and significant strategic planning, operating, and financial experience with our Company,” said David Sugishita, director and newly appointed Non-executive Chairman of the Board of Atmel. “As a director, Steve is already familiar with Atmel’s business and has an appreciation of our Company’s strengths and its dedicated employees. His appointment, together with the strong engineering, sales and marketing teams in place and our more than 8,000 employees worldwide, provide the guidance and stability Atmel needs to successfully manage through this period of change and build on the Company’s strong operating foundation.”
“I am honored that the Board has selected me to lead Atmel,” Mr. Laub said. “Atmel is a strong company with much to be proud of, including its solid operating performance and the confidence our customers have in Atmel’s people and products. I am committed to taking the steps necessary to keep the Atmel team focused on the future and to reinforce Atmel’s global leadership position in the development, manufacture and marketing of advanced semiconductor solutions. I especially look forward to working with the outstanding employees of Atmel.”
Mr. Laub, 47, has served as a director of Atmel since February 10, 2006. He most recently was a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From 2004 to 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor

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Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (BA) and a degree from Harvard Law School (JD).
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
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Atmel Corporation · 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600